PRIVATE & CONFIDENTIAL

SB Cha
Azabu Terrace AP7 #501
5-16-35 Roppongi.
Minatu-Ku, Tokyo
Japan 106-0032

26 March 2007

Dear SB,

It is with regret that I acknowledge your resignation from your position as VP, Commercial   within the Commercial Department at CDT.

We acknowledge that your employment with CDT will terminate on 30 June 2007 and we will ensure that you are paid all monies and outstanding holiday pay due to you.

You should also ensure that any outstanding expenses have been claimed in the usual way before your leaving date. Your membership of all company benefit plans, including medical, will cease with effect from 30 June 2007.

All shares granted to you by way of a letter dated 16 December 2004 pursuant to the Special Bonus Plan will vest upon 30 June 2007.   These shares may subsequently become liquid and saleable as outlined in the rules of the Special Bonus Plan.

In addition, you have 5,407 shares vested under the Company's Inc 2004 Stock Incentive Plan. We will contact you in advance of the stock acquisition and liquidity dates of these vested shares to make arrangements for the shares to be transferred to you and in order to ensure that any tax liabilities are met.

I would like to remind you that all documents relating to your employment with CDT should be returned to your line manager before you leave. In addition, you should make arrangements to return all company equipment to head office.

I would also like to remind you of your obligations relating to confidential and proprietary information, details of which were included in your contract of employment which you signed when you joined the company.

I would like to take this opportunity to thank you for the significant commitment you have given to CDT during your employment with us and to send you my very best wishes for your future career.

Yours sincerely

/s/ David Fyfe

David Fyfe
Chief Executive Officer